EXHIBIT 99.1

Company Contact:	Investor Relations Contact:
Stephen Jones	Lippert / Heilshorn & Associates
Vice President - Investor Relations	Dahlia Bailey
217-258-9522	415-433-3777
investor.relations@consolidated.com	dbailey@lhai.com

Consolidated Communications Holdings, Inc. Announces Redemption of 9 ¾% Senior Notes

MATTOON, Ill., Feb. 26 /PRNewswire-FirstCall/ -- Consolidated Communications Holdings, Inc. (Nasdaq: CNSL) today announced that on April 1, 2008 it will redeem its 9-3/4% Senior Notes due in 2012, of which $130,000,000 in aggregate principle amount are outstanding. The redemption price will be 104.875% of the principal amount plus accrued and unpaid interest to the date of redemption. The company will fund the redemption by borrowing pursuant to the credit agreement dated as of December 31, 2007. The agreement includes a delayed draw term loan facility of up to $140,000,000 for the purpose of funding the senior note redemption and to pay related fees and expenses. The delayed draw term loan facility shall bear an interest rate consistent with other term loans under the credit facility and will mature on December 31, 2014. As a result of this transaction, the company estimates it will save approximately $3,000,000 in annualized cash interest expense.

About Consolidated
Consolidated Communications Holdings, Inc. is an established rural local exchange company providing voice, data and video services to residential and business customers in Illinois, Texas and Pennsylvania. Each of the operating companies has been operating in its local market for over 100 years. With approximately 286,500 ILEC access lines, 67,802 Competitive Local Exchange Carrier (CLEC) access line equivalents (including 42,317 access lines and 2,286 DSL subscribers), 79,400 ILEC and CLEC DSL subscribers, and 11,100 IPTV subscribers, Consolidated Communications offers a wide range of telecommunications services, including local and long distance service, custom calling features, private line services, high-speed Internet access, digital TV, carrier access services, and directory publishing. Consolidated Communications is the 12th largest local telephone company in the United States.

Forward-Looking Statements
Any statements other than statements of historical facts, including statements about management’s beliefs and expectations, are forward-looking statements and should be evaluated as such. These statements are made on the basis of management’s views and assumptions regarding future events and business performance. Words such as “estimate,” “believe,” “anticipate,” “expect,” and similar expressions are intended to identify forward-looking statements. Forward-looking statements (including oral representations) involve risks and uncertainties that may cause actual results to differ materially from any future results, performance or achievements expressed or implied by such statements. These risks and uncertainties are discussed in the Company’s filings with the Securities and Exchange Commission, including its reports on Form 10-K and Form 10-Q.

Many of these risks are beyond management’s ability to control or predict. All forward-looking statements attributable to the Company or persons acting on behalf of the Company are expressly qualified in their entirety by the cautionary statements and risk factors contained in this communication and the Company’s filings with the Securities and Exchange Commission. Because of these risks, uncertainties and assumptions, you should not place undue reliance on these forward-looking statements. Furthermore, forward-looking statements speak only as of the date they are made. Except as required under the federal securities laws or the rules and regulations of the Securities and Exchange Commission, we do not undertake any obligation to update or review any forward-looking information, whether as a result of new information, future events or otherwise.